EXHIBIT 99.1

Corporate Contact:
Bob Koch
Co-Chief Executive Officer
Limco-Piedmont Inc.
918-445-4300

LIMCO-PIEDMONT INC. REPORTS RESULTS
FOR THE THREE AND TWELVE ENDED DECEMBER 31, 2008

Tulsa, Oklahoma, March 8, 2009 -- Limco-Piedmont Inc. (Nasdaq: LIMC) today announced that revenues for the three months ended December 31, 2008 were $17.9 million, an increase of $3.0 million from $14.9 million for that same period last year.  This increase is reflective of our continued growth in our MRO business segment.  Revenues for the twelve months ended December 31, 2008 were $71.6 million, an increase of $1.8 million from $69.8 million for the same period last year.  This increase in sales revenues is a result of the growth in our MRO revenues during the twelve months ended December 31, 2008.

Revenues from our two segments for the three and twelve-month periods ended December 31, 2008 and 2007 were as follows:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2008		2007		2008		2007
	Revenues	% of Total Revenues	Revenues	% of Total Revenues	Revenues	% of Total Revenues	Revenues	% of Total Revenues
	(Revenues in thousands)
Revenues:
MRO Services	$14,012	78.1%	$11,515	77.4%	$54,276	75.8%	$49,392	70.8%
Parts services	3,929	21.9%	3,362	22.6%	17,289	24.2%	20,384	29.2%
Total revenues	$17,941	100.0%	$14,877	100.0%	$71,565	100.0%	$69,776	100.0%

Our operating income decreased by $373,000 to $465,000 for the three months ended December 31, 2008 from $838,000 for the three months ended December 31, 2007.  Our operating income decreased by $4.1 million, to $3.8 million for the twelve months ended December 31, 2008 from $7.9 million for the twelve months ended December 31, 2007.

General and administrative expenses increased by $79,000 to $1.7 million for the three months ended December 31, 2008 from $1.6 million for the three months ended December 31, 2007. The increase in general and administrative expenses is primarily attributable to audit expenses and some merger and acquisition expenses. Non-cash compensation expense was ($27,000) and included in general and administrative expenses during the fourth quarter of 2008 compared to $220,000 in the fourth quarter of 2007.

General and administrative expenses increased by $137,000 to $7.1 million for the year ended December 31, 2008 from $7.0 million for the year ended December 31, 2007. The increase in general and administrative expenses is primarily attributable to approximately $837,000 in one-time SOX and public company costs, $110,000 in severance pay, $60,000 in tax audit expenses, and acquisition expenses of $357,000.  These expenses were offset by the lack of phantom stock expense of $325,000, IPO bonus expense of $400,000 and increased public company costs and administrative costs during the year ended December 31, 2007.  Non-cash compensation expense was $175,000 and included in general and administrative expenses during the year ended December 31, of 2008 compared to $390,000 in the during the year ended December 31, 2007.

Net income for the three month period ended December 31, 2008 was $145,000, or $0.01 per basic and diluted share compared with $789,000 or $0.06 per basic and diluted share in the period ended December 31, 2007.

Net income for the twelve month period ended December 31, 2008 was $2.7 million, or $0.21 per basic and diluted share compared with $5.2 million or $0.47 per basic and diluted share in the period ended December 31, 2007.

We ended the quarter with $21.3 million in cash and cash equivalents and $11.3 million in short-term investments.

Bob Koch and Udi Netivi our Co-Chief Executive Officers, commented: “Despite weakness in the airline segment and the general economy, the fourth quarter of 2008 saw continued revenue growth in our core MRO businesses and parts business versus the fourth quarter of last year.  The revenue mix at our LIMCO Airepair subsidiary drove higher production costs and depressed gross margins.  We expect these mix issues to correct favorably in 2009.  Additionally, the expense reduction measures we took in the fourth quarter are taking effect.”

At Piedmont, our propeller and landing gear products are growing and offsetting revenue pressure we are seeing in the APU and parts segments.  However, we received two new APU contracts with European Airlines, each for a period of five years.

At LIMCO, sales for the fourth quarter were up from the fourth quarter of 2007 but slightly off of the third quarter of 2008. Solid OEM and Military bookings for 2009 and beyond continued in the fourth quarter and airline receipts stabilized.  The lean production and cost control measures we have implemented are taking effect and will drive improved 2009 performance. The consolidation in North Carolina will also drive continued performance improvements of the LIMCO products lines.

Dr. Shmuel Fledel, our Chairman of the Board, concluded by saying, “Despite challenging economic conditions, we expect revenue growth in 2009. The expense control measures we have taken and consolidation of the two operating entities in one location will contribute to improved earnings going forward.  We are looking positively towards 2009.”

About Limco - Piedmont Inc.

Limco-Piedmont Inc. provides maintenance, repair and overhaul, or MRO, services and parts supply services to the aerospace industry.  Limco-Piedmont’s four Federal Aviation Administration certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military.  Limco-Piedmont specializes in MRO services for components of aircraft, such as heat transfer components, auxiliary power units, propellers, landing gear and pneumatic ducting.  In conjunction with Limco-Piedmont’s MRO services, Limco-Piedmont is also an original equipment manufacturer of heat transfer equipment for airplane manufacturers and other related products. Limco-Piedmont’s parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the airline industry, changes in demand for our services and products, the timing and amount or cancellation of orders, the price and continuity of supply of component parts used in our operations,  and other risks detailed from time to time in Limco-Piedmont’s filings with the Securities Exchange Commission, including its Annual Report on Form 10-K. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.

- Tables Follow -

LIMCO-PIEDMONT INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$21,336	$5,039
Marketable Securities	11,300	28,806
Accounts receivable (net of allowance for doubtful accounts of $79 and $140 at December 31, 2008 and, respectively)	11,820	9,328
Inventories	18,978	16,391
Other accounts receivable and prepaid expenses	1,326	1,481

Total current assets	64,760	61,045

Property, plant and equipment, net	6,023	5,169
Intangible assets, net	1,383	1,709
Goodwill	4,780	4,780
Total assets	$76,946	$72,703

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payables	$5,378	$5,084
Parent company payables	2,341	1,762
Other accounts payable and accrued expenses	1,764	1,568
Total current liabilities	9,483	8,414

Long-Term Liabilities:
Deferred income tax liabilities	835	404

Total liabilities	10,318	8,818
Commitments and contingencies
Shareholders' Equity:
Common stock, $0.01 par value; 25,000 shares
authorized, 13,205 shares issued and outstanding at both December 31, 2008 and 2007	132	132
Additional paid-in capital	49,179	49,004
Retained earnings	17,462	14,749
Accumulated other comprehensive loss	(145)	---
Total shareholders' equity	66,628	63,885
Total liabilities and shareholders' equity	$76,946	$72,703

LIMCO-PIEDMONT INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue
MRO services	$14,012	$11,515	$54,276	$49,392
Parts services	3,929	3,362	17,289	20,384

Total revenue	17,941	14,877	71,565	69,776

Cost and operating expenses
MRO services	11,787	8,986	43,664	35,205
Parts services	3,352	2,706	13,922	16,603
Selling and marketing	614	638	2,755	2,613
General and administrative	1,669	1,590	7,118	6,981
Amortization of intangibles	54	119	326	474

Operating income	465	838	3,780	7,900

Other income (expense)
Interest income	342	355	1,259	897
Interest and other expense	(326)	(13)	(403)	(732)

Total other income (expense)	16	342	856	165

Income before taxes	481	1,180	4,636	8,065
Provision for income taxes	333	391	1,923	2,871

Net income	$148	$789	$2,713	$5,194

Basic net income per share	$0.01	$0.06	$0.21	$0.48
Diluted net income per share	$0.01	$0.06	$0.21	$0.47

Basic shares outstanding	13,205	12,406	13,205	10,934
Diluted shares outstanding	13,205	12,437	13,205	10,962